Exhibit 10.4

EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

This exclusive distributorship agreement (hereinafter: Agreement) has been entered into by and between

TOTH Attila, 1237 Budapest, Nyír u. 30. 1/12., Hungarian citizen, hereinafter: PRINCIPAL), on the one hand,

and

VIDATECH TechnolOgiai KutatO, Fejlesztő és SzolgáltatO Korlátolt Felelősségű Társaság (head office: 1095 Budapest, Soroksári út 94-96.; registered by the [Budapest] Metropolitan Court as Court of Registration under No. 01-09-870107, represented by: KUN Dániel, Managing Director; hereinafter: AGENT), on the other hand

(referred to hereinafter separately as Party and collectively as Parties) at the date stated hereinbelow.

Whereas

•	The Principal is possessing the rights related to the distribution of the product subject to the Agreement;
•	The Principal is entitled to use and utilise the Product and to assign the rights related thereto, the Patent is not encumbered by the claim of any third party;
•	The Agent is dealing with the utilisation of patents,

The Parties agreed this day under the following terms and conditions:

I. Definitions used in the Agreement

Plan Documentation shall be interpreted by the Parties as the full technical description and design of TothTelescope.

Measurement Units shall be interpreted by the Parties as the metric system.

II. Objective of the Agreement

The objective of this Agreement shall be that the Principal assigns the exclusive distribution right relating to the telescope named PUT 1.0 (hereinafter: Product) to the Agent for the purpose that the Agent manufactures the Product, has it manufactured, utilises it in manufacturing processes, acquires purchase orders, satisfies market demands, searches for manufacturing partners and subcontractors and finances the costs to be incurred with the involvement of venture capital. In the framework of further cooperation the development of the basic Product, the industrial rights protection, patents, product developments should by financed by venture capital. Furthermore, the Agent may potentially transfer the exclusive right of utilisation to a third party and the Parties should proportionately share in the fees payable by such third party.

Furthermore, the Agent undertakes to establish an Internet-based, so-called e-commerce sales system for the sales of the Product, undertakes to maintain and develop it and to organise the satisfaction of the purchase orders received.

III. Subject-matter of the Agreement

Based on the Agreement the Principal grants a licence for the sales and utilisation of the Product and the Agent shall pay a fee for this licence.

IV. Handover - takeover of rights

1. What will be covered by the assigned right?
The Agreement shall cover all methods and extents of utilisation for 1 (one) year reckoned from signature, without any territorial restriction.

The Principal shall warrant during the full term of the Agreement that no third party has any right preventing or restricting the utilisation.

2. Exclusivity, transferability
On the basis of the express agreement of the Parties the Agent acquires, by this Agreement, an exclusive right for the utilisation of the Product and the Parties expressly exclude that the Principal himself or any other third party should utilise the Product.

The Parties expressly agree that the Agent will be entitled to assign the rights embodied and transferred through this Agreement to any third party, and/or to grant a right of use to any third party without any further permission or consent.

3. Obligation of training
The Principal shall inform the Agent as user on any possible rights and important circumstances relating to the Product and transfer the economic, technical and organisational know-how and experience related to the implementation of the invention.

In case of the assignment of the rights to a third party the Principal will be charged by the obligation set out in this Clause towards such third party. The Principal as trainer will be responsible for the success of the training.

4. Patent register
The Parties will proceed for the sake of the registration of this Agreement in the patent register kept by the Hungarian Patent Office. In the framework thereof they will request the recording of an exclusive licence of utilisation for the benefit of the Agent.

The Principal undertakes the obligation to make and/or to obtain the declarations required for the Principal’s being recorded in the patent register, furthermore, he will make all legal acts, which are required for the acquisition of right by the Agent and the performance of which will be possible for the Agent without undertaking any or materially big difficulties.

5. Starting date of utilisation
15 July 2006

6. Consideration, compensation
40%, say forty percent of all revenues due to the Agent in consequence of the utilisation of the Product (including the fees payable by the third party, if the Agent assigns the exclusive right of utilisation to a third party) shall be due to the Principal, as gross licence fee, i.e. based on the express agreement of the Parties the licence fee shall include the amount of the general turnover tax [VAT] payable and also that of the deductible taxes and other public dues.

All costs in connection with the utilisation of the Product and/or with the assignment of the related rights (expenditures in the nature of materials and in personal nature, out-of-pocket expenses, fees, stamp duties, etc.) shall charge the Agent.

The costs related to the manufacturing activity connected to the Product, to the manufacturing processes and to the sales of the Product shall be borne jointly by the Parties, i.e. in the event of direct manufacture and sales (or in the event of manufacture and sales with the involvement of subcontractor) it will be 40%, say forty percent of the operational result derived from this activity of the Agent and not the revenue of the Agent, which will be due to the Principal.

7. Performance of payment obligations, payment securities
The Agent shall provide a written notice (settlement of accounts) to the Principal on the amount of the fee regulated in Clause IV. 6. above inclusive the last day of each month, within 10 (ten) business days following the given month. The Principal will approve in writing or may dispute in writing the settlement of accounts within 10 (ten) business days of receipt, in the absence of which the settlement of accounts will be deemed to have been expressly accepted and approved. The Principal may dispute the settlement of accounts subsequently exclusively with reference to the fact that he was mislead in respect of the facts serving as basis for the settlement of accounts.

8. Checking of the business books
The Principal will be entitled to check the conformity of the settlement of accounts defined in Clause IV. 7. above and to inspect the financial certificates related to this Agreement at the head office (premises) of the Agent.

V. Sales of the Product

1. Exclusive mandate
By signing this Agreement the Principal grants an exclusive mandate for the Agent in order to sell the Product, i.e. all rights granted in this Agreement, related to the Product, to third parties. The Parties will understand by the mandate under this Clause that the Agent will be entitled to conduct negotiations on this subject in lieu and in the name of the Principal, furthermore, it will be entitled to sign an agreement on the sales of the Product in lieu and in the name of the Principal, if the agreement to be executed is presented to the Principal, who will make sure that the agreement wished to be entered into will not violate in any form whatsoever the contents and the substance of this Agreement, or any other rights of the Principal, and the exact settlement of financial accounts to be made with the third party has been elaborated. Nevertheless, the Principal undertakes the obligation to execute himself any agreement on the sales of the Product, entered into by the Agent.

2. Sharing in the incomes
Following the sales of the product 40%, say forty percent of all revenues shall be due to the Principal and 60%, say sixty percent thereof shall be due to the Agent, as gross fee of agency, for 1 (one) year reckoned from the execution of the Agreement.

After the elapse of 1 (one) year the Principal and the Agent will evaluate the results of cooperation, and if they are satisfied with the achieved performance, they will extend the Agreement. In such case the sharing will evolve as follows: 48%, say forty-eight percent of all revenues derived from the sales of the Product shall be due to the Principal, while 52%, say fifty-two percent shall be due to the Agent, as gross fee of agency, for the term defined in the Agreement.

All costs in connection with the sales of the Product and the related rights shall charge the Agent, including expressly the costs related to the expansion of the territorial scope of the patent protection (and of any possible patenting abroad).

3. Indemnity
If the Principal sells the Product and all rights related to the Product to a third party with the circumvention of the Agent, in violation of the exclusive mandate granted in Clause V.1, he shall pay 60% of all his revenues derived therefrom as liquidated damage to the Agent during the effectiveness of this Agreement.

VI. Miscellaneous provisions

1. Territorial scope of the Agreement
The territorial scope of the Agreement shall cover all countries of the Earth without any restriction.

2. Term of the Agreement, expiry of the Agreement
The Parties conclude the Agreement for the definite term of 1 (one) year reckoned from the execution.

The Agreement shall cease to exist for the future
•	after the elapse of the 1 (one) year;
•	when all rights related to the Product have been sold to a third party based on Clause V of this Agreement.

3. Causes of termination. Stipulation of the right of termination by extraordinary notice
The Agreement may not be terminated by ordinary notice.

The Agreement may be terminated by either party in writing, by extraordinary notice of termination with immediate effect, if the other party violates the Agreement seriously, despite a written warning relating to the consequences. The Parties shall deem the following circumstances to be a serious breach:
•	The Principal fails to meet his warranty obligations defined in Clause IV.1 of this Agreement in any respect;
•	The Agent fails to pay the fee based on the revenue derived from sales, approved by the Principal, despite a written notice, within 30 (thirty) days of notice;
•	The Agent fails to meet its obligations set out in this Agreement in any respect.

4. Stipulation of the applicable law
In the issues not regulated in the Agreement the Parties deem the provisions of Hungarian law and of the Civil Code to be compulsory for themselves.

5. Amicable settlement of legal disputes resulting from the Agreement. Stipulation of jurisdiction
In the event of any potential legal disputes related to the Agreement the Parties will make efforts for settlement through negotiations. Should this have no result, the Parties stipulate already now the exclusive jurisdiction of the [Budapest] Metropolitan Court.

6. Confidentiality
The Contracting Parties agree that the facts, data and information they become aware of relating to each other in the course of the conclusion and performance of the Agreement shall qualify as business secret, and they shall handle them confidentially, according to the rules relating to business secrets. This obligation shall cover the employees, representatives, subcontractors, etc. of the Parties and in general each person, who/which obtains the business secret with the cooperation of the given Party in the interest of the fulfilment of the Agreement.

The protection of business secret shall also cover the obligation that neither Party will be entitled to make accessible or to make known to a third party any information or document related to the Agreement, particularly the information, business ideas, plans, designs or methods qualifying as confidential, having become known to him or it on the business or marketing activity of the other Party, without the written consent of the other Party.

The Contracting Parties lay down that also the information acquired with the cooperation of a person having been in a fiduciary relation or business contact with the other Party at the date of or prior to the acquisition of the secret shall also qualify as violation of the business secret, if this occurred without the consent of the other Party.

The provisions of confidentiality will survive the termination of the Agreement by the elapse of 5 (five) years.

7. Notices

The notices related to the Agreement will be forwarded to the party concerned in writing, in registered letter, through hand delivery or via telefax message to the address defined hereinbelow, or to the address previously communicated by the other party for this purpose.

For the Principal:
Name: TOTH Attila
Address: 1237 Budapest Nyír u. 30. 1/12.
E-mail: attila.toth@trfuture.com
Telephone: 06-70-221-6463
Telefax: -

For the Agent:
Name: Vidatech Kft.
Address: 1095 Budapest, Soroksári út 94-96
E-mail: info@pdv.hu
Telephone: 1-456-6061
Telefax: 1-456-6062

Any change in the addresses defined in this Clause and/or in the person to be notified - which does not require any amendment to the Agreement - shall be communicated by the Parties to each other in writing without delay.

The notices shall be deemed to have been delivered at the following dates and times: in case of hand delivery when the consignee takes over the consignment; in case of mailing when the recipient signs the acknowledgement of receipt; if the acknowledgement of receipt is not signed, then on the fifth business day following the second attempt of delivery; in case of telefax communication when the confirmation is received at the end of transmission on the successful transmission; in case of an e-mail message when the sender received a confirmation of the arrival of the message.

After having read and interpreted this Agreement the Parties signed it approvingly, as a deed in full conformity with their will.

Dated in Budapest, on 15 June 2006

/s/ TOTH Attila	/s/ Dan Kun, Jr.
Principal	Agent